Exhibit 99.2

News Release

Media Contact:  Ron RogersInvestor Contact: Scott Gleason

  (801) 584-3065(801) 584-1143

  rrogers@myriad.comsgleason@myriad.com

GeneSight® GUIDED Study Published in the Journal of Psychiatric Research

Large, Blinded Prospective Study Demonstrates that GeneSight Improves Clinical Outcomes in Patients with Treatment Resistant Major Depressive Disorder

SALT LAKE CITY, Utah, Jan. 4, 2019 – Myriad Genetics, Inc. (NASDAQ: MYGN), a global leader in personalized medicine, today announced the publication of the landmark GeneSight GUIDED study in the Journal of Psychiatric Research. The study is the first-ever prospective, large-scale, blinded, randomized controlled trial evaluating combinatorial pharmacogenomics testing in 1,167 patients with treatment-resistant major depressive disorder who had failed at least one psychotropic medication.

“The publication of the GUIDED study represents a major milestone for Myriad and a significant advance for pharmacogenomic testing,” said Mark C. Capone, president and CEO, Myriad Genetics.  “The United States has a mental health care crisis and GeneSight is a clinically proven solution to improve outcomes for patients with depression.”

The study showed that at week 8, individuals in the GeneSight cohort had a 50 percent higher rate of remission (p=0.007), a 30 percent higher rate of response (p=0.01), and 11 percent greater improvement in symptoms (p=0.11) compared to those in the treatment-as-usual (TAU) group (Chart 1).

Chart 1: GeneSight Testing Improved Clinical Outcomes for Patients

Additionally, these results were durable and continued to improve through the 24 week follow-up period of the study, with remission rates doubling to 31 percent, response rates reaching 44 percent, and symptom improvement increasing to 43 percent (Chart 2).

Chart 2:  Durable Outcomes that Improved Through the 24 Week Follow-Up Period

Furthermore, the study demonstrated that patients have substantially better outcomes when switched from GeneSight identified ‘red’ category medications that were incongruent with a patient’s genetic profile. A subset analysis of the patients who entered the study on red medications found that those who were switched to green or yellow category medications by week 8 had 153 percent higher rates of remission (p=0.0067), 71 percent higher rates of response (p=0.0364), and 59 percent greater symptom improvement (p=0.0018) compared to those who remained on red category medications (Chart 3).

Chart 3: Comparison of Outcomes at Week 8 in Patients Who Entered on ‘Red’ Medications and Were Switched versus Patients Remaining on ‘Red’ Medications

"The consistently strong data supporting GeneSight when compared to an optimized active drug arm is unprecedented in depression clinical studies," said Bryan M. Dechairo, Ph.D., executive vice president of Clinical Development at Myriad Genetics."The GUIDED study clearly demonstrates that treatment-resistant patients with major depressive disorder do better when their therapy selection is aided by GeneSight."

Investor Conference Call and Webcast

A conference call will be held today, Friday, January 4, 2019, at 4:30 p.m. ET to discuss the GUIDED publication along with the other supporting clinical evidence for GeneSight.  The dial-in number for domestic callers is 1-800-670-5443.  International callers may dial 1-303-223-4368.  All callers will be asked to reference reservation number 21914017.  An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above.  The conference call along with a slide presentation will also will be available through a live webcast at www.myriad.com.

About GeneSight

GeneSight is a laboratory-developed pharmacogenomic test that uses cutting-edge technology to measure and analyze clinically important genomic variants in the treatment of psychiatric disorders. The results of the GeneSight report can help a clinician understand the way a patient's unique genomic makeup may affect certain psychiatric drugs. The analysis is based on pharmacogenomics, the study of genomic factors that influence an individual's response to drug treatments, manufacturers' FDA approved drug labels, peer reviewed scientific and clinical publications, and proven drug pharmacology.  Quick turnaround time, combined with a customized report of the patient's genomic makeup, clinical experience, and other factors can provide information to help a physician make personalized drug treatment choices for each patient. For more information about GeneSight, please visit www.genesight.com.

About Major Depressive Disorder
Major depressive disorder (MDD) is one of the most common mental disorders and can result in severe impairments that interfere with or limit one's ability to carry out major life activities.  MDD is defined as a period of two weeks or longer during which there is either depressed mood or loss of interest or pleasure, and at least four other symptoms that reflect a change in functioning, such as problems with sleep, eating, energy, concentration, self-image or recurrent thoughts of death or suicide.  The National Institute of Mental Health estimates that more than 16 million adults in the United States had at least one major depressive episode in the past year and the World Health Organization (WHO) categorizes clinical depression as the world's leading cause of disability.

About Myriad Genetics

Myriad Genetics Inc., is a leading personalized medicine company dedicated to being a trusted advisor transforming patient lives worldwide with pioneering molecular diagnostics.  Myriad discovers and commercializes molecular diagnostic tests that: determine the risk of developing disease, accurately diagnose disease, assess the risk of disease progression, and guide treatment decisions across six major medical specialties where molecular diagnostics can significantly improve patient care and lower healthcare costs.  Myriad is focused on five strategic imperatives:  build upon a solid hereditary cancer foundation, growing new product volume, expanding reimbursement coverage for new products, increasing RNA kit revenue internationally and improving profitability with Elevate 2020.  For more information on how Myriad is making a difference, please visit the Company's website: www.myriad.com.  Follow Myriad on Twitter via @MyriadGenetics.

            Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, Myriad myRisk, myRisk Hereditary Cancer, myChoice, myPlan, BRACAnalysis CDx, Tumor BRACAnalysis CDx, myChoice HRD, EndoPredict, Vectra, GeneSight, riskScore Prolaris,

ForeSight and Prelude are trademarks or registered trademarks of Myriad Genetics, Inc. or its wholly owned subsidiaries in the United States and foreign countries. MYGN-F, MYGN-G.

Safe Harbor Statement
            This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to a conference call being held on Friday, January 4, 2019, at 4:30 p.m. ET, to discuss the GUIDED publication along with the other supporting clinical evidence for GeneSight; the GUIDED study demonstrating that GeneSight improves clinical outcomes in patients with treatment resistant major depressive disorder; the GUIDED study representing a major milestone for Myriad and a significant advance for pharmacogenomic testing; GeneSight being a clinically proven solution to improve outcomes for patients with depression; patients having substantially better outcomes when switched from GeneSight identified ‘red’ category medications that were incongruent with a patient’s genetic profile; GeneSight being unprecedented in depression clinical studies when compared to an optimized active drug arm; the GUIDED study clearly demonstrating that treatment-resistant patients with major depressive disorder do better when their therapy selection is aided by GeneSight; and the Company’s strategic directives under the captions “About GeneSight” and “About Myriad Genetics.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described or implied in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and pharmaceutical and clinical services may decline or will not continue to increase at historical rates; risks related to our ability to transition from our existing product portfolio to our new tests; risks related to changes in the governmental or private insurers’ reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and pharmaceutical and clinical services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and pharmaceutical and clinical services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire, including but not limited to our acquisition of Assurex, Crescendo, Sividon and Counsyl; risks related to our projections about the potential market opportunity for our products; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents; risks related to changes in intellectual property laws covering our molecular diagnostic tests and pharmaceutical and clinical services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decision in the lawsuit brought against us by the Association for Molecular Pathology et al; risks of new, changing and competitive technologies and regulations in the United States and internationally; the risk that we may be unable to comply with financial operating covenants under our credit or lending agreements; the risk that we will be unable to pay, when due, amounts due under our credit or lending agreements; and other factors discussed under the heading “Risk Factors” contained in Item 1A of our most recent Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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